Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANIMAL HEALTH INTERNATIONAL, INC.

Animal Health International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 13, 2005 under the name “Steer Parent Corporation.”

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 29, 2005 under the name “Steer Parent Corporation.”

THIRD: The Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on September 6, 2005 under the name “Steer Parent Corporation” to change the Corporation’s name to “Walco International Holdings, Inc.”

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 7, 2005 under the name “Walco International Holdings, Inc.”

FIFTH: The Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on January 3, 2006 under the name Walco International Holdings, Inc. pursuant to which Section A.3 of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation was amended to provide for preferential dividends to the holders of shares of Series A Preferred Stock of the Corporation when, as and if declared by the Board of Directors of the Corporation.

SIXTH: The Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on April 21, 2006 under the name Walco International Holdings, Inc. pursuant to which Section A.3 of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation was amended to provide for a limit on the amount of dividends payable to the holders of shares of Series A Preferred Stock, to clarify that the holders of Series A Preferred Stock are entitled to certain dividends in preference to the holders of Common Stock of the Corporation and to reduce the Series A liquidation preference by the amount of cash dividends paid solely to the holders of Series A Preferred Stock.

SEVENTH: The Third Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on April 21, 2006 under the name Walco International Holdings, Inc. to change the Corporation’s name to “Animal Health International, Inc.”

EIGHTH: The Fourth Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on January 12, 2007, under the name Animal Health International, Inc. pursuant to which Article IV was amended to effect a reverse split of the outstanding shares of Common Stock of the Corporation on 1-for-1.63576 basis.

NINTH: The Third Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the Corporation.

TENTH: The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this          day of January, 2007.

ANIMAL HEALTH INTERNATIONAL, INC.

By:	/s/ James C. Robison
Name:	James C. Robison
Its:	President and Chief Executive Officer

2

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANIMAL HEALTH INTERNATIONAL, INC.

ARTICLE I

The name of the Corporation is Animal Health International, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty-Three Million Five Hundred Thousand (63,500,000), of which (i) Three Million Five Hundred Thousand (3,500,000) shares shall be a class designated as preferred stock, par value $.01 per share (the “pre-IPO Preferred Stock”), (ii) Fifty Million (50,000,000) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”), and (iii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock” and, together with the pre-IPO Preferred Stock, the “Preferred Stock”).

The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO

Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

A. SERIES A PREFERRED STOCK

1. Designation. A total of Three Million Five Hundred Thousand (3,500,000) shares of the Corporation’s pre-IPO Preferred Stock shall be designated as a series known as Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”).

2. Voting.

(a) Election of Directors. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect five (5) Directors of the Corporation (the “Series A Directors”). Except as provided in Section A.2(a)(iv) below, such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote for such Directors in the manner and on the basis specified above or as otherwise provided by law. If at any time when any share of Series A Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section A.2(b) hereof. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b) Voting Generally. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the product of (i) one (1) multiplied by (ii) the Participation Rate determined pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation (the “By-laws”) and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof or by law.

3. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends on each share of Series A Preferred Stock in an aggregate amount not to exceed the Original Issue Price (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) of such share. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless and until the holders of shares of Series A Preferred Stock then outstanding shall have first received dividends on each share of Series A Preferred Stock in an aggregate amount equal to the Original Issue Price (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) of such share. Thereafter, the holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as are declared on, or to be received by holders of, outstanding shares of Common Stock, pro rata based on the number of shares of Preferred Stock (determined on an as-adjusted basis pursuant to Section A.6) and/or Common Stock held by each, determined as of the record date with respect to the declaration of such dividends. Such dividends shall not be cumulative.

4. Liquidation

(a) Series A Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, the “Junior Stock”), an amount per share of Series A Preferred Stock equal to the sum of (A) an amount (not to be less than $0) equal to (i) $22.38 (the “Original Issue Price”) minus (ii) the sum of all dividends paid on such share of Series A Preferred Stock in cash with respect to any dividends paid solely to the holders of Series A Preferred Stock (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like), plus (B) an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock, plus (C) an amount necessary to generate an eight percent (8%) IRR (subject to adjustment as set forth in this Section A.4(a)) on the Original Issue Price (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like), plus (D) a pro rata portion of the assets and funds of the Corporation available for distribution to the Corporation’s stockholders after payment of the amounts in clauses (A), (B) and (C) on all shares of Series A Preferred Stock then outstanding, which such pro rata portion will be based on the number of shares of Series A Preferred Stock then outstanding (determined on an as-adjusted basis pursuant to Section A.6) and Common Stock then outstanding (such sum, the “Series A Preference Amount”); provided, however, if any such holder is entitled to receive an aggregate distribution on any share of Series A Preferred Stock pursuant to this Section A.4(a) (including subsections (A) through (D)) that results in an IRR on the Original Issue Price of such share in excess of eight percent (8%), then the percentage IRR in clause (C) above shall be adjusted (the “Adjustment”) such that it will be equal to eight percent (8%) multiplied by the quantity equal to (i) one (1) minus (ii) the quantity equal to (x) the IRR after giving effect to the Adjustment (provided that such IRR will not exceed twelve percent (12%) for the purposes of calculating the Adjustment) minus eight percent (8)%, divided by (y) four percent (4%). In the event that calculating the Adjustment results in an iterative calculation, Microsoft Excel may be used to solve such iterative calculation. If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders of Series A Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

For purposes of this Section A.4(a), the following terms shall have the following meanings:

(i) “IRR” shall mean the discount rate (expressed as an annualized percentage rounded to the nearest three decimal places and compounded on an annual basis in accordance with accepted financial practice) which, when used to calculate the net present value, as of the date of the issuance of any share of Series A Preferred Stock, of the difference between (A) all cash (other than any cash received from the sale of Liquid Securities) and/or Liquid Securities (valued as set forth in Section A.5(b) as of the date received) received by the holder of such share of Series A Preferred Stock with respect to such share from all Cash Events (as defined below) minus (B) the Original Issue Price for such share, causes such net present value to equal zero. The “XIRR” function of Microsoft Excel may be used to determine net present values under this definition of “IRR”.

(ii) “Cash Event” shall mean any event (including but not limited to any distribution, dividend, Extraordinary Transaction, or other liquidity event) as a result of which a holder of Series A Preferred Stock receives cash and/or Liquid Securities from the Corporation with respect to such share of Series A Preferred Stock or from a third party in connection with such third party’s purchase of such share of Series A Preferred Stock from such holder; provided, however, that any payment of cash and/or Liquid Securities to such holder from the Corporation which is not directly in respect of Series A Preferred Stock owned by such holder (such as management fees, consulting fees or expenses reimbursements) shall not be deemed a “Cash Event.”

(iii) “Liquid Securities” shall mean freely tradable securities of a company listed on the Nasdaq Global Market or the New York Stock Exchange having a public float with a market value in excess of $2,000,000,000.

5. Redemption.

(a) Redemption Events.

(i) Corporation Election. At any time, the Corporation may elect to redeem all or any portion (on a pro rata basis) of the originally issued and outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time. Any such election by the Corporation pursuant to this Section A.5(a)(i) shall be made by written notice to the holders of Series A Preferred Stock at least fifteen (15) days prior to the elected redemption date, which notice shall set forth the percentage of such shares of Series A Preferred Stock to be redeemed from each holder (which percentage so elected on each such Series A Redemption Date shall be the same for each holder).

(ii) Optional Redemption. At any time on or after June 30, 2011, the holders of not less than a majority of the voting power of the outstanding shares of Series A Preferred Stock (a “Majority Interest”) may elect to have redeemed all or any portion (on a pro rata basis) of the originally issued and outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time. Any such election by a Majority Interest pursuant to this Section A.5(a)(ii) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock at least fifteen (15) days prior to the elected redemption date, which notice shall set forth the percentage of such shares of Series A Preferred Stock to be redeemed from each holder (which percentage so elected on each such Series A Redemption Date shall be the same for each holder).

(iii) Extraordinary Transactions. Upon the election of a Majority Interest to have all or any portion (on a pro rata basis) of the Series A Preferred Stock redeemed or otherwise to participate in connection with an Extraordinary Transaction (as defined below), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, the Corporation shall either (1) if redemption is elected, on the effective date of such Extraordinary Transaction, redeem all or any portion (on a pro rata basis), as elected by a Majority Interest, of the then outstanding shares of Series A Preferred Stock for an amount per share equal to the Series A Preference Amount, such amount to be payable in cash or, at the election of such holder or holders, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction (valued pursuant to Section A.5(b)), and no payment shall be made to the holders of the Common Stock unless such amount is paid in full or (2) if such holder or holders elect to participate in such Extraordinary Transaction (such as a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation by all or such portion (on a pro rata basis), as elected by a Majority Interest, of the then outstanding shares of Series A Preferred Stock (including in the case of a merger executing a merger agreement with an exchange ratio reflecting the provisions hereof) on terms giving effect to such holders’ right to receive the applicable aggregate Series A Preference Amount as a preferential amount, in which event such amount shall be paid in cash or, at the election of such Majority Interest, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, but in preference to and before any amount is paid or otherwise distributed to the holders of the Common Stock, in which event such preferential amount shall be deemed to have been distributed to the holders of the Series A Preferred Stock as if in a Liquidation Event.

The Corporation shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Junior Stock or any other class or series of capital stock of the Corporation ranking in an Extraordinary Transaction on a parity with the Series A Preferred Stock unless the holders of Series A Preferred shall have received the full preferential amount to which they are entitled hereunder in an Extraordinary Transaction.

The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Preferred not less than five (5) days’ prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable.

For purposes of this Certificate, each transaction described in the following clauses (A) through (E) constitutes an “Extraordinary Transaction”: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were stockholders of the Corporation immediately prior to such event); (B) the sale, license or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; (C) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the voting securities of the Corporation or any material subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions; (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (E) any other change of control of 50% or more of the outstanding voting power of the Corporation.

(b) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Series A Preferred Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

(i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 10-day period ending three (3) business days prior to the closing;

(ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 10-day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(c) Redemption Price and Date. Upon the election of the holders of not less than a Majority Interest to cause the Corporation to redeem all or any portion of the Series A Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section A.5(a)(ii) or (iii), all holders of Series A Preferred Stock shall be deemed to have elected to cause the applicable percentage of shares of the Series A Preferred Stock to be so redeemed or to so participate. The date upon which a redemption or participation in a transaction shall actually occur in accordance with Section A.5(a) shall be referred to as a “Series A Redemption Date.” The redemption price for each share of Series A Preferred Stock redeemed or acquired pursuant to this Section A.5 shall be the per share Series A Preference Amount (determined based on a hypothetical sale of all of the assets of the Corporation at prices equal to their fair market values and a subsequent liquidation) (the “Series A Redemption Price”); provided, however, that if at the Series A Redemption Date shares of Series A Preferred Stock are unable to be redeemed (as contemplated by Section A.5(d)), then holders of Series A Preferred Stock shall also be entitled to interest pursuant to Sections A.5(e). The aggregate Series A Redemption Price shall be payable in immediately available funds by certified check or wire transfer to the respective holders of the Series A Preferred Stock on the Series A Redemption Date (subject to Section A.5(d)) except to the extent contemplated by Section A.5(a)(iii). Upon any redemption or purchase of the Series A Preferred Stock as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate Series A Redemption Price has been paid for all shares of Series A Preferred Stock being redeemed or purchased: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Series A Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(d) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A

Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the DGCL to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Series A Redemption Date (but which it has not yet redeemed) at such Series A Redemption Price.

(e) Interest. If any shares of Series A Preferred Stock required to be redeemed are not redeemed on the Series A Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to eight percent (8%), with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Series A Redemption Date to the extent permitted by law.

(f) Dividend After Redemption Date. In the event that shares of Series A Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.3 until the date on which the Corporation actually redeems such shares.

(g) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series A Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

6. Participation Rate. For purposes of determining, for any holder of Series A Preferred Stock, such holder’s pro rata share of any dividends under Section A.3 and payments and/or distributions under Section A.4(a)(D) (and any payments and/or distributions hereunder based on the Series A Preference Amount calculated pursuant to Section A.4(a)), Section B.2 and Section B.3 and the number of votes such holder is entitled under Section A.2(b) and Section B.1, each outstanding share of Series A Preferred Stock held by such holder shall be deemed to equal such number of shares of Series A Preferred Stock as is determined by dividing (A) the Original Issue Price, by (B) the Participation Price at the time in effect for such Series A Preferred Stock (such quotient, the “Participation Rate”). The initial “Participation Price” per share for shares of Series A Preferred Stock shall be the Original Issue Price, subject to adjustment as set forth in Section A.7. For the avoidance of doubt, the current Participation Price as of the date of the filing of this Third Amended and Restated Certificate of Incorporation is $3.66083.

7. Adjustments.

(a) Adjustments to the Participation Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after June 29, 2005 (the “Filing Date”) the Corporation shall issue or sell, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Participation Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Participation Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Participation Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

For purposes of this Section A.7(a), the following shall also be applicable:

(i) Issuance of Rights or Options. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(v)) less than the Participation Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii), no adjustment of the Participation Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(v)) less than the Participation Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the Participation Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Participation Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the Participation Price in effect at the time of such event shall be adjusted to the Participation Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Participation Price then in effect hereunder shall be increased to the Participation Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv) Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Participation Price will be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Participation Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the Participation Price as a result of the declaration of a dividend and such dividend is not effected, the Participation Price shall be appropriately readjusted to the Participation Price in effect had such dividend not been declared.

(v) Consideration for Stock. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

(vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(viii) Common Stock Deemed Outstanding. For purposes of this Section A.7, the term “Common Stock Deemed Outstanding” shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose Five Hundred Thousand (500,000) shares of Common Stock or Options or Convertible Securities therefor (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) reserved/to be reserved for issuance under the Corporation’s stock option and grant plans (the “Equity Incentive Plans”), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date, the issuance or sale of which resulted in an adjustment to the Participation Price pursuant to Section A.7(a), plus (C) the number of shares of Series A Preferred Stock outstanding immediately prior to the event giving rise to the adjustment pursuant to this Section A.7 multiplied by the Participation Rate then in effect.

(b) Certain Issues of Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Participation Price in the case of the issuance from and after the Filing Date of (i) up to One Hundred Thousand (100,000) shares of Series A Preferred Stock and Five Hundred Thousand (500,000) shares of Common Stock or options therefor (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to the Equity Incentive Plans, or (ii) shares of Common Stock or warrants for shares of Common Stock if approved by all Series A Directors as being expressly excluded from triggering an adjustment pursuant to this Section A.7 (“Excluded Shares”).

(c) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Participation Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Participation Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iv) by reason thereof.

8. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

(a) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock (at the Participation Rate then in effect), as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering pursuant to an effective registration statement under the Securities Act, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $50,000,000, at a price not less than $10.00 per share, and (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Global Market (a “QPO”). If a closing of a QPO occurs, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(b) Procedure for Conversion. As of the closing of a QPO (the “Automatic Conversion Date”), all outstanding shares of Series A Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by an attorney-in-fact duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as are sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(d) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.

(e) Termination of Conversion Rights Upon Redemption. In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section A.5 hereof, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed as the Series A Redemption Date, unless the redemption price is not paid on such Series A Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Extraordinary Transaction, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

9. Notice; Adjustments; Waivers.

(a) Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event or Extraordinary Transaction, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event or Extraordinary Transaction is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

(b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Participation Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Participation Price before and after such adjustment or readjustment, and (iii) such holder’s pro rata share of any future distributions hereunder (as adjusted in Section A.6). All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a percent as the case may be.

(c) Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d) Other Waivers. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees.

10. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

B. COMMON STOCK

1. Voting.

(a) Election of Directors. The holders of Common Stock voting together with the holders of outstanding Series A Preferred Stock as a single class shall be entitled to elect all of the Directors of the Corporation other than those elected by the holders of Series A Preferred Stock pursuant to Section A.2 above. Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder, subject to adjustment pursuant to Section A.6 with respect to each share of Series A Preferred Stock), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the By-laws, or by consent in lieu thereof in accordance with this Certificate and applicable law.

(b) Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock (subject to adjustment pursuant to Section A.6) voting together as a single class.

2. Dividends. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock (subject to adjustment pursuant to Section A.6) and Common Stock sharing pro rata in such dividends, as contemplated by Section A.3.

3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to receive an amount equal to such holder’s pro rata portion of the assets and funds of the Corporation available for distribution to the Corporation’s stockholders after payment of the amounts in clauses (A), (B) and (C) of Section A.4(a) on all shares of Series A Preferred Stock then outstanding, which such pro rata portion will be based on the number of shares of Series A Preferred Stock then outstanding (determined on an as-adjusted basis pursuant to Section A.6) and Common Stock then outstanding.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be James C. Robison and Michael Eisenson; the initial Class II Directors of the Corporation shall be Mark Rosen and Ronald Steinhart; and the initial Class III Directors of the Corporation shall be Brandon White and David Biegler. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors)

may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The By laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

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